Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Audentes Therapeutics, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-224020) on Form S-3 and the registration statements (Nos. 333-228208, 333‑221557 and 333-212598) on Form S-8 of Audentes Therapeutics, Inc. of our reports dated March 1, 2019, with respect to the consolidated balance sheets of Audentes Therapeutics as of December 31, 2018 and 2017, the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes collectively, the “consolidated financial statements”, and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of Audentes Therapeutics, Inc.

/s/KPMG LLP

San Francisco, California
March 1, 2019